Exhibit 3.2

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED BYLAWS

OF EGALET CORPORATION

ARTICLE I:  The following amendments are hereby made to the Second Amended and Restated Bylaws (the “Bylaws”) of Egalet Corporation, a Delaware corporation (the “Corporation”):

ARTICLE II:  Amendments.

(a)                                 All references to “Egalet Corporation” in the Bylaws are hereby deleted in their entirety and replaced with “Zyla Life Sciences” and all references to “Egalet US Inc.” in the Bylaws are hereby deleted in their entirety and replaced with “Zyla Life Sciences US Inc.”; provided that no change shall be made to the definition of “Plan” in the Bylaws, including the reference to Egalet Corp.

(b)                                 Article VIII of the Bylaws are hereby amended by adding Section 8.11 to the end thereto:

Section 8.11          Electronic Transmission.  As used in Section 2.3, Section 2.4, Section 3.7, Section 3.9, Section 4.15, Section 6.1, Section 6.2 and Section 7.4 of these Bylaws, to the extent permitted by applicable law, references to “written” or “in writing” shall be deemed to include communication by electronic transmission (including email).

ARTICLE III:  Except as amended herein, the Bylaws shall remain in full force and effect.

Effective Date: June 3, 2019